Exhibit 28 (e)(2)

Amendment No. 1 to Distribution Agreement

This Amendment No. 1, dated as of June 20, 2011, to the Distribution Agreement (this “Amendment”) by and between GLG Investment Series Trust (the “Fund”), and ALPS Distributors, Inc. (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Effective as of the date of the Amendment, Appendix A to the Agreement is replaced in its entirety with the new Schedule A attached hereto and incorporated by reference herein.

2. Effective as of the date of the Amendment, Appendix B of the Agreement is replaced in its entirety with the new Appendix B attached hereto and incorporated by reference herein.

3. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

GLG INVESTMENT SERIES TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Orly Lax	By:	/s/ Thomas A. Carter
Name:	Orly Lax	Name:	Thomas A. Carter
Title:	Secretary	Title:	President

APPENDIX A

LIST OF PORTFOLIOS

Name of Portfolio	Class
GLG International Small Cap Fund	Class I
Class C (effective September 1, 2011)

APPENDIX B

SERVICES

•	Act as legal underwriter/distributor

•	Maintain licensing of sponsor’s staff

•	Coordinate testing

•	File documentation

•	Maintain and supervise existing registrations

•	Prepare, update, execute and maintain broker/dealer selling agreements

•	Review/file all marketing materials (including Internet site) with FINRA

•	Oversee and administer 12b-1 plans (or plans pursuant to any successor rule)